Exhibit 10.11

Gold Pledge Contract

Between

China Minsheng Trust Co., Ltd.

And

Wuhan Kingold Jewelry Co., Ltd.

Contract No.: 2019-MSJH-224-3

2019

The No. 2019-MSJH-224-3 Gold Pledge Contract (hereinafter referred to as “this Contract”) is signed by following parties in September 25th 2019.

Pledgor(Party A) : Wuhan Kingold Jewelry Co., Ltd.

Legal Representative:	Jia Zhihong

Address:	Special No. 15 of Huangpu Science and Technology Park, Jiang’an District, Wuhan City

Contact Address:	Special No. 15 of Huangpu Science and Technology Park, Jiang’an District, Wuhan City

Contact Person:	Hu Qiao

Postcode:	430023

Fax:

Contact No.:

Pledgee(Party B):	China Minsheng Trust Co., Ltd.

Legal Representative:	Lu Zzhiqiang

Address:	19/F, Tower C, Minsheng Financial Center, No. 28, Jianguo Mennei Road, Dongcheng District, Beijing

Contact Address:	Room 4203, Minsheng Financial Center,No. 187 of Yunxia Road, Jiang’an District,Wuhan City

Contact Person:	Tian Dayuan

Fax:

Contact No.:

In order to ensure performance of No. 2019-MSJH-224-2 Contract of Loan on Trust and its supplemental agreement between Party B and Hubei Rriring Heavy Industry ( hereinafter referred to as “Main Contracts”), and guarantee implement of the Creditor's rights of Party B, Party A is voluntarily and unconditionally to offer unconditional and irrepealable pledge guarantee for performing obligations under the Main Contracts.

In order to make rights and obligations of both parties to be clear, based on provisions of Contract Law of People's Republic of China, Security Law of People's Republic of China, Property Law of People's Republic of China and other relevant laws and regulations, Party A and Party B hereby to conclude this Contract to follow through agreement and consultation on the basis of equality.

1.	Main Creditor's Rights

1.1	The main creditor’s right guaranteed by the pledgor is the creditor’s right of creditor under the main contract. The total amount of creditor’s right is no more than RMB one billion yuan. And the specific number shall subject to the real amount issued.

1.2	The limit of performance of debtor shall subject to the main contract.

II	Guarantee Scope of the Pledge

The guarantee scope of the Pledge is all the payment obligations of the Debtor under the Main Contracts, include but not limited to the Debtor’s payable principal, interest, overdue interest, penalty interest, compound interest, liquidated damages, compensation liabilities and damage awards of the principal Creditor’s Rights, the related fees paid by the Creditor in advance and all the reasonable fees of the Creditor for realizing the creditor’s rights. Thereinto, all the reasonable fees of the Creditor for realizing the creditor’s rights include but not limited to following reasonable fees: legal fare, arbitration fee, property preservation fee, execution fee, valuation fee, auction fee, fees related to exercising security right, transaction handling fee, agent fee, registration fee, appraisal fee, safekeeping fee, insurance premium, notice fee, enquiry fee, attorney fees, notary fees, delivery fee, travel expense, communication fee, all kinds of taxes and other related expense, and the noneffective liability of the Main Contracts or this Contract that the Pledgor shall undertake according to this Contract.

III	Hostage

The hostage under this Contract is the Standard Gold owned and pledged by the Pledgor according to the law, on the premise that the pledge rate of every and all the loan under the Main Contracts are not more than 70%, the quantity of gold that shall be pledged for every loan shall be confirmed based on the Gold Price of the Pledge Gold on previous transaction day of Pledge Day. The specific information is subject to the Hostage List which is the attachment of this Contract signed by both parities in written.

IV	Delivery of Hostage and Establishment of Mortgage

4.1	Before the Creditor offers any sum of loan according to the Main Contracts, the Pledgor shall confirm the quantity of Pledge Gold as pledge guarantee according to pledge rate of this sum of loan, the Pledgee deposits the Pledge Gold in the hostage safe box. After the this Contract comes in effect, the Pledgor shall deposie the Pledge Gold in the hostage safe box according to the Pledgee notice, the hostage safe box shall be sealed up for safekeeping by the safe box leased bank. After the Pledgor sealing up any batch of Pledge Gold in the safe box and renting it out, this batch of Pledge Gold will be deemed as completing the delivery, the establishment of mortgage for this batch of Pledge Gold under this Contract is valid.

4.2	When signing this Contra, the Pledgor shall sign the Insurance Contract with the Insurance Company and deal with notarial acts for the Pledge Gold, before any batch of Pledge Gold is delivered to the hostage safe box, or offering additional Pledge Gold to the Pledgee according to this Contract, the Pledgor shall purchase the property insurance from the Insurance Company taking the Pledgee as the only beneficiary for the quality, purity, weight and damage, lost, robbery and other risks of the corresponding batch of Pledge Gold (including additional Pledge Gold) within the pledge term, the insurance claim amount shall be 80% of the Gold Price on the day before pledging of the batch of Pledge Gold multiplies by weight of this batch of Pledge Gold. The insurance term of every batch of Pledge Gold shall be 1 year from corresponding Pledge Day (included), the Pledgor shall renew the insurance one month before the insurance period is expired, and the renewal term shall not be less than 1 year. If the Pledgor refuses to or fails to renew the insurance term of any batch of Pledge Gold within the aforesaid stipulated time for any reason, or the renewal term is less than 1 year, then the Creditor is entitled to declare that the principal Creditor’s Rights is early due, and exercise the mortgage to all the Pledge Gold. The insurance term shall not be changed without written agreement of the Pledgee and the Pledgor.

4.3	The password and one key of the hostage safe box shall be taken care of by the Pledgee, the other key shall be taken care of by the Insurance Company. Within the valid period of this Contract, the hostage safe box may notbe unsealed or deposited or taken out, unless according to the regulations of laws and regulations and agreements of this Contract, the Pledgee deals with the hostage, the Pledgor adds the hostage, to release the hostage or discharge the guarantee measures on additional pledged gold with agreement of the pledgee, and other conditions agreed by both the Pledgee and the Pledgor. Within the pledge period, if the value of the Pledge Gold decrease (include but not limited to Pledge Gold reduces the quantity, lowers the quality, lowers the Gold Price, or decrease in value of the Pledge Gold resulted from the force majeure), the Pledgee assumes no responsibility, and the Pledgor will undertake the loss. If the value of the Pledge Gold decreases to the call margin line, the Pledgee is entitled to require the Pledgor to provide related supplementary guarantee measures. If the Pledgor doesn’t supplement guarantee measures according to the requirements of the Pledgee, the Pledgor will be deemed as breach, and the Pledgee is entitled to require the Debtor to prepay all principal Creditor’s Rights or excuse ledge right to the mortgage and take priority in compensation.

4.4	When the Pledge Gold is delivered, the Pledgee and staff of the Insurance Company will receive it together, the Pledgee will extract at least 10% Pledge Gold to conduct spectrum scanning onsite, in order to check the quality of the Pledge Gold; at the same time, the Pledgee will extract 1% of random samples Pledge Gold to conduct destructive inspection, the detection mechanism is Hubei Gold and Sliver Jewelry Quality Supervision and Inspection Station. Under the condition that above-mentioned supervision and inspection results are issued and conform to agreement of this Contract, the Pledgee accepts the Pledge Gold and seals up it for safekeeping. Any risk before the Pledgee accepts the Pledge Gold will be undertaken by the Pledgor.

V	Registration of Pledge

5.1	After this Contract comes into effect and within 3 days after delivering all batches of the Pledge Gold, the Pledgor shall assist the Pledgee to register the delivered Pledge Gold at the Registration Organization of Pledge, and the Pledgee shall be registered as the primary and only Pledgee of the ledge Gold. The registration of pledge gold shall be subject to the Chattel Mortgage Registration Certificate issued by the Registration Organization of Pledge, and the original Certificate shall be taken care of by the Pledgee.

5.2	If the Pledgor completes all the gold pledge, insurance obligations and corresponding complements and call margin obligations according to the agreements of the Main Contracts and this Contract, after the principal and interest of any sum of loan has been fully paid and the Debtor has performed all the payment obligations corresponded to the loan, the Pledgee is entitled to decide release the pledge of corresponding gold provided by the Pledgor in advance, however, the pledge rate of this loan shall be below 80% (included) after discharging the gold. And the Pledgor acknowledges that the Pledgee discharges the ledge of corresponding gold under this condition will not result in waiving any amount and cis-position of principal Creditor’s Rights, the Pledgor still undertake the warranty liability of all the payment obligations under the Main Contracts.

VI	The Statement, Guarantee and Promise of The Pledgor

The Statement, Guarantee and Promise of the Pledgor to the Pledgee:

6.1	Qualification guarantee for signing and performing the Contract. The Pledgor guarantees to be qualified for signing this Contract as the subject, and have obtained the corresponding authorization or approval needed by signing and performing this Contract (include but not limited to corresponding approval and agreement listed in this Contract).

6.2	Contractual capacity guarantee. The Pledgor has the ability to perform the obligations under this Contract, no lawsuit or arbitration, compulsory execution, bankruptcy and other legal procedures or any other event or situation.

6.3	No deceive guarantee. The Pledgor guarantees that all certificates, documents, data and information provided for signing and performing this Contract are true and complete when providing them and within applicable and employing term, no intentional concealment or deceive.

6.4	No conflict guarantee. There shall be no conflict with any agreed obligation of effective contractual legal document signed by the Pledgor when the Pledgor signs and performs this Contract.

6.5	True hostage. The Pledgor guarantees that all the ledged gold is the Standard Gold of the Shanghai Gold Exchange which purity is 999.9 (the gold content is not less than 999.9‰).

6.6	The Pledge Gold is legal, complete and unlimited.

6.6.1	Pledge Gold is owned and ledged legally by the Pledgor, no any real or potential ownership controversy or dispute.

6.6.2	The Pledgor completely and legally owns the Pledge Gold, no any flaw, restrict or ownership dispute is related to this ownership.

6.6.3	Before the mortgage under this Contract is established, no any defect of security interest or other restrictive equity or other right is related to the Pledge Gold.

6.6.4	When signing this Contract, no real and potential or pendent lawsuit, arbitration or administrative procedure is directing at the Pledge Gold, and this will not happen before establishing the mortgage stipulated in this Contract.

6.6.5	When signing this Contract, no foreclosure, freeze, detain and other property preservation or enforcement measure is carried upon the Pledge Gold, and this will not happen before establishing the mortgage stipulated in this Contract.

6.7	If any event is generates or may be generated from the whole or partial Pledge Gold due to the Pledgor or the third-party that has or may have significant negative effect, once the Pledgor know it, the Pledgor shall notice the Pledgee immediately, and stop and eliminate this behavior according to the requirement of the Pledgee, and take remedial action to recover the Pledge Gold to be complete, unlimited and undamaged and provide new guarantee with written acceptance of the Pledge. The above-mentioned matters include but not limited to the merger, division, declared bankrupt, termination, out of business, dissolution, suspension, revocation of the Pledgor; ownership dispute, attachment, detain and other property preservation or execution measure of the Pledge Gold; and serious deterioration of the property and financial conditions.

6.8	During the duration of the mortgage, without the written permission of the Pledgee, the Pledgor shall not dispose the whole or part of the Pledge Gold in any method (include but not limited to sale, transfer, gift, waive, contribute, pledge again and so on).

6.9	If the Pledgor adds Pledge Gold according to the agreements of the Main Contracts and this Contract, then the Pledgor guarantee to sign corresponding Hostage List for additional ledged gold according to the agreements of the Main Contracts and this Contract, and deal with the notarization and pledged gold registration procedure.

6.10	The Pledgor guarantees to supplement additional Pledge Gold according to the agreements of the Main Contracts and this Contract, and underwrite insurance for the Pledge Gold and renew the insurance for full specified amount.

VII	Agreements

7.1	The country or the third-party confiscate, compulsively recall, seal up, detain, supervise, auction, forcibly occupy, damage or dispose the Pledge Gold with other methods, the Pledgor shall perform notice and remedy obligation according to Article 7.7, all compensation and damage obtained by the Pledgor due to above-mentioned causes shall be deposited into the account assigned by the Pledgee, except for that, the Pledgee is entitled to adopt any one following method to handle with above-mentioned funds, and the Pledgor shall assist the Pledgee to:

7.1.1	Use the funds to repair the Pledge Gold to recover its value with permission of the Pledgee;

7.1.2	Pay off due principal and interest and related fees under the Main Contracts;

7.1.3	Deposit into the accountant assigned by the Pledgee to be margin, and provide pledge guarantee for the principal Creditor’s Rights;

7.1.4	After the Pledgor provides new guarantee which satisfied the requirements of the Pledgee, the funds will be disposed by the Pledgor with discretionary power.

7.2	With written agreement of the Pledgee, the cost paid for the Pledge Gold due to disposition of the Pledgor or other funds shall be deposited in the accountant assigned by the Pledgee. The Pledgee is entitled to dispose the above-mentioned funds according to Article 8.1 of this Contract.

VIII	Call Margin Mechanism

8.1	The Pledgor /Debtor is obligated to provide additional Pledge Gold(hereinafter referred to as “additional Pledge Gold”) and / or call margin by corresponding money (hereinafter referred to as “additional margin ”) for the Pledgee/ Creditor if the Pledge Gold depreciates. Every sum of loan shall set up individual call margin line, the computing standard of all call margin lines shall be conformed, that is 70% of Gold Price on previous day of Pledge Day of corresponding Pledge Gold. If the Gold Price dropped below call margin line(included) of any sum of loan in any transaction days, the Pledgor shall complement additional Pledge Gold or additional margin within 5 working days after above-mentioned event, and keep the pledge rate of this sum of loan be not higher than 70%. If the Gold Price rise again above call margin line (excluded) for three continuous transaction days, according to the written application of the Pledgor, the Pledgee may return partial or the whole additional margin or remove the ledge of and release partial or the whole additional Pledge Gold, however after returning corresponding part of additional margin or additional Pledge Gold, the pledge rate of this sum of loan shall be lower than 70% (included).

The Pledgor acknowledges that, any batch of additional Pledge Gold under shall be the guarantee for the Debtor to perform all the payment obligations with other Pledge Gold. At the same time, in order to avoid ambiguity, all the “Pledge Gold” said in this Contract includes additional Pledge Gold (if any).

8.2	Before providing any batch of additional Pledge Gold, the Pledgor shall update and sign new Hostage List together with the Pledgee, and register the pledge for this batch of additional Pledge Gold at Registration Organization of Pledge, and purchase insurance product for this batch of additional Pledge Gold according to agreement of this Contract and the Main Contracts in order to satisfy the requirements of the Pledgee. The time and quantity of additional Pledge Gold shall be subject to the records of Chattel Mortgage Registration Certificate obtained by the Pledgee.

The Pledgor shall deposit the additional Pledge Gold in the hostage safe box, in order to avoid ambiguity, in this Contract, the “call margin day” of additional margin corresponded to any sum of trust loan is the day when all amount of this sum of additional Pledge Gold is remitted to the account appointed by the Pledgee, “return day” is the day when all amount of this sum of additional Pledge Gold is remitted to the account appointed by the Pledgor (namely the Pledgee notifies the Pledgor to go to the bank of the safe deposit box and deliver the Pledge Gold to the Pledgor directly on the same day).

After this additional Pledge Gold is accepted by the Pledgee and sealed up in the safe box, it shall be the guarantee for Debtor to perform all the payment obligations under the Main Contracts together with the Pledge Gold that is ledged to the The Creditor under the this Contract, that is to say, if the Debtor breaches the Main Contracts and this Contract, the Pledgee is entitled to exercise mortgage to all its occupied Pledge Gold.

8.3	For any reason, if the Pledgor refuses to and fails to fully compensate additional margin or additional Pledge Gold, or compensate other mortgage and pledge that is accepted by the Pledgee and has equal estimated value to corresponding additional margin and additional Pledge Gold according to agreements of this Contract, the Creditor is entitled to declare that all trust loan(s) under the Main Contracts are due in advance, and require the Debtor to perform all the payment obligations under the Main Contracts immediately, otherwise, the Pledgee is entitled to exercise mortgage to all the Pledge Gold, and use funds gained from realizing hostage to pay off all unpaid payable amounts of the Debtor under the Main Contracts for priority.

IX	Implement the Mortgage

9.1	Under any following condition, both the Pledgee and the Pledgor acknowledge that the Pledgee may entrust the member of the Shanghai Gold Exchange to sell the Pledge Gold at market price in public gold market or in other ways stipulated in laws and regulations to mortgage all the Pledge Gold by auction, sell and negotiating transferring the hostage or reducing the price of the hostage, and the Pledgor may coordinate the Pledgee to dispose the Pledge Gold:

9.1.1	The Debtor and the Pledgor breach any agreement of the Main Contracts and this Contract, including but not limited to that they don’t pay full amount of interest or / and principal of any sum of loan or any payables under the Main Contracts, they don’t pay full amount of any batch of additional Pledge Gold or additional margin, and they don’t pay full amount for purchasing insurance or renewing the term for any batch of Pledge Gold;

9.1.2	The Debtor and the Pledgor apply for ( or are applied for) bankrupt, reforming or reconciliation, declared bankruptcy, discharged, mayceled, reversed, closed, suspended, out of business, merge, separated, altered organization form and other similar conditions;

9.1.3	Other events that the Pledgor and the Debtor endanger and damage the right, equity and interest of the Pledgee;

9.1.4	Any lawsuit, arbitration, administrative matter or other events that are directing to the Pledgor or the hostage, and may cause serious negative influence to financial status of the Pledgor, value of the hostage, or the ability of the Pledgor to perform obligation;

9.1.5	Other situation that may affect the Pledgee to implement the mortgage or damage the interest of the Pledgee;

9.1.6	The Pledgee is entitled by the agreement of laws and regulations and other normalizative documents of law and this Contract to dispose the Pledge Gold.

9.2	The income for disposing the Pledge Gold shall be cleared off in following order:

9.3	All the fees generated by the Pledgee, in order to implement the mortgage and rights under the Main Contracts;

9.3.1	The liquidated damages, compensation, overdue interest, default interest and other fees that shall be paid by the Debtor according to the Main Contracts to the Pledgee, and above-mentioned amount that shall be paid by the Pledgor according to the Main Contracts and this Contract to the Pledgee;

9.3.2	All the fees generated from related obligations that shall be performed by the Debtor and the Pledgor according to the Main Contracts and this Contract;

9.3.3	The accrued interest payable by the Debtor;

9.3.4	The principal and balance of principal Creditor’s Rights;

9.3.5	Other debt(s) of the Debtor under Main Contract.

9.3.6	However, the Pledgee is entitled to change the above-mentioned liquidation order unilaterally.

9.4	If any one of conditions listed in Article 10.1 happens, the Pledgee is entitled to realize the Pledge Gold according to agreements of laws and regulations and this Contract, the income equal to payables of Debtor and the Pledgor under the Main Contracts and this Contract shall be directed paid to the account appointed by the Pledgee, the redundant money shall be returned to the Pledgor. If the income was insufficient to pay for all the amounts within warranty liability scope, the Pledgee is entitled to claim compensation from other secured party(s) or Debtor. The income of realizing Pledge Gold is computed as the net amount that is balance of cost for disposing Pledge Gold deducts various taxes and fees.

9.5	The Pledgor agrees that on the condition that when exercising mortgage agreed in Article, the Pledgee is entitled to dispose and realize the hostage through applying auction, seeling and negotiating to transfer the hostage or reducing the price of the hostage or following methods, the realized income shall be directly paid to the Pledgee according to Article 10.2 and 10.3:

9.5.1	The Pledgee entrusts the member unit of the Shanghai Gold Exchange to undersell the Pledge Gold at prevailing market price in public gold bullion market.

9.5.2	The detailed process is as follows: the Pledgee entrusts the security company to escort the Pledge Gold to the member enterprise of the Shanghai Gold Exchange which plans to trade the gold, the enterprise shift the pledged gold in the warehouse of the Shanghai Gold Exchange in Wuhan, the Pledgee entrusts the company to undersell the Pledge Gold in public market on its seat and divide the income into the account appointed by the Pledgee.

X	Responsibility for Breach of Contract

10.1	Any party which breaches the obligation under this Contract should compensate for all the losses (includes but not limited to counsel fee and all fees related to resolving the dispute paid by the Pledgee) of the other party. At the same time, if one party requires or doesn’t require the other party to undertake the responsibility for breach of contract, it doesn’t mean or implicate to exempt or relieve the responsibility for breach of contract of default party under this Contract, the default party is obligated to fulfill this Contract.

10.2	After this Contract goes into effect, if the Pledgor doesn’t manage hostage insurance according to the agreements or refuse to coordinate the Pledgee to transfer and deliver the hostage or register the pledge which results in impossibility of performance of the Main Contracts, the Pledgor shall pay 0.5% of secured principal Creditor’s Rights to the Pledgee Pledgee as payment of liquidated damage.

10.3	If the Pledgee suffered loss because that the Pledgor doesn’t provide complete procedures and real data related to pledged property according to the requirements of the Pledgee, or conceals that the pledged property is shared, disputed, closed down, detained, supervised or pledged already, the Pledgor shall compensate the Pledgee.

XI	Modification, Alternation and Explanation of Contract

11.1	Any modification, alternation and explanation to this Contract shall be done in written form.

11.2	During the duration of the mortgage, if the partial articles are conflicting, invalid or delegalized due to change of national law, regulation and policy, both parties agree to work hand in glove, and modify the conflicting, invalid or delegalized articles as soon as possible.

XII	Alternation of the Main Contracts and Transfer of Principal Creditor’s Rights

12.1	Without advanced written permission of the Pledgee, the Pledgor may nottransfer any right or obligation under this Contract.

12.2	If the Creditor and Debtor agree to alter the Main Contracts through agreements, the Pledgor agrees to undertake the responsibility of pledge guarantee for the creditor’s rights under altered the Main Contracts by the Pledge Gold, the Pledgee has no need to obtain the agreement from the Pledgor as for the alternation of the Main Contracts.

12.3	Transfer Principal Creditor’s Rights

12.3.1	During the pledge term, the Creditor may transfer part of or the whole of creditor’s rights to any third-party without need to obtain the agreement of Pledgor, along with part of or the whole of mortgage under this Contract, the Pledgor may assist the assignee of mortgage and creditor’s rights to handle with hostage transferring and pledge registration procedures; the Pledgor agrees to continuously undertake pledge guarantee responsibility within original guarantee scope, but the Creditor shall notify the Pledgor in written after signing agreement of transferring creditor’s rights.

12.3.2	If part of the principal of the Creditor’s Rights of the Creditor under the Main Contracts was transferred to the third party or several assignees, the Pledgor agrees that all creditors accepting the transfer undertake the pledge guarantee possibility within original guarantee scope. The transferee(s) of above-mentioned creditor’s rights is(are) required to sign the Pledge Contract again and handle with related pledge alteration registration procedures, and the Pledgor shall coordinate assist.

12.3.3	If the transferring behavior of creditor’s rights or debt under the Main Contracts was ineffective, invalid or reversed, then the Pledgor shall undertake warranty liability for the Pledgee according to the requirements of this Contract.

12.4	The warranty liability of the Pledgor Pledge Gold will not be remised due to any one of following situations:

12.4.1	Restructuring, reorganization, consolidation, merger, division, increase or decrease of registered capital, joint venture, joint operation, rename, contracting, leasing, trusteeship and other situation happen to the Creditor or the Debtor;

12.4.2	The Creditor entrusts the third party to exercise or perform its rights or obligations under the Main Contracts;

12.4.3	The Debtor transfers the debt to the third party without written permission in advance of the Creditor.

XIII	Validate Contract

13.1	This Contract comes into effect from the day it is sealed and signed by the legal representatives or its authorized representatives of both parties with official seal and contract seal, the mortgage of this Contract is established from the day delivering the hostage.

XIV	Vanish the Mortgage

14.1	When one of the following situations occurs, the mortgage under this Contract vanishes:

14.1.1	The obligations of the Debtor and the Pledgor under the Main Contracts and this Contract have been completely performed;

14.1.2	Pledgee has realized the mortgage according to related agreements of this Contract.

14.2	Remove the registration of pledge

14.2.1	After the mortgage vanishes, the Pledgee shall assist the Pledgor to remove the ledge and other related procedures (if needed) within 3 working days.

14.2.2	All the fees due to removing the ledge and other related procedures shall be undertaken by the Pledgor.

XV	Application of Law

15.1	The conclusion, validity, explanation, performance and dispute resolution of this Contract are applicable to the valid laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region) when signing.

XVI	Dispute Resolution

16.1	Any dispute resulted from or related to this Contract shall be solved by both parties through friendly negotiation; if no agreement is settled, both parties agree to institute legal proceedings to local jurisdictional people’s court of the Pledgee.

16.2	During the duration of action, the articles of this Contract that are not involved with the dispute shall be performed, the Pledgor may not refuse to perform any obligation under this Contract because of solving the dispute.

XVII	Confidentiality Clauses

17.1	The private data and information related to the Pledge Gold under this Contract obtained by both parties when negotiating, signing and performing this Contract shall be kept strictly confidential, unless it is under the circumstances as follows:

17.1.1	The Pledgee performs the obligation of information disclosure stipulated in laws and regulations or agreed by the trust documents to disclose to the Trust settler and trust beneficiary.

17.1.2	Disclose to the auditor, attorney and other staff entrusted by normal operations, but the premise is that this kind of persons must undertake confidentiality obligation for related information of this Contract when carrying out aforesaid work.

17.1.3	This kind of information and documents are available in public ways, or the disclosure is required by the laws and regulations.

17.1.4	The disclosure related to this Contract which is disclosed to the court, or based on any requirement of pre-pleading disclosure procedure or similar procedure, or based on adopted law procedure.

17.1.5	The disclosure disclosed to the financial regulation institution by the Pledgee according to the requirement of the financial regulation institution.

17.2	When this Contract removes or terminates, each party shall stop using and may not permit the third-party to use obtained business secret and other private information of other party, at the same time, each party shall return the business secret and other private information provided by the other party or delete them or destroy them according to written requirement of the other party.

17.3	Under any condition, the confidential obligation stipulated in this article shall be permanently and continuously valid.

XVIII	Force Majeure

18.1	Definition

The force majeure said in this Contract is the unforeseeable, unavoidable and insurmountable objective circumstance that makes it is impossible to perform this Contract or perform this Contract on time.

18.2	Notice Obligation

When force majeure event happens and affects the performance of this Contract, the party which occurring the event shall notify the other party about the true condition with agreed method in this Contract.

18.3	Burden of Proof

The party which occurring the force majeure event shall apply for and obtain the certification issued by the related local department or notary organization within 15 days after the event happens.

18.4	Legal Consequence

If any party fails to perform the Contract due to force majeure, the responsibility may be exempted partially or wholly based on effect of the force majeure, unless there is stipulation in the law.

XIX	Notice

19.1	All notices between both parties shall be in written form that may be sent by personal service, registered mail, express mail and other ways, the fax may be auxiliary way, but above-mentioned agreed ways shall be supplementary after using the fax.

19.2	The notice is regarded as delivery on following day:

19.2.1	The notice in personal service, the valid delivery is deemed as on the day when notifying the receiver about the delivery;

19.2.2	The notice in registered mail (paid off postage), the valid delivery is deemed as the 7th day after sending (as indicated by the postmark);

19.2.3	The notice in express mail (paid off postage), the valid delivery is deemed as the 3rd day after sending (as indicated by the postmark);

19.3	The contact addresses filled by both parties in this Contract are valid contact addresses.

19.4	Each party is entitled to alter the contact addresses at any time, but the alternation notice shall be sent to the other party within 7 working days after altering in terms of sending ways stipulated in this agreement.

XX	Others

20.1	The titles of this Contract are only used for easy reference that may’t be explained as component of this Contract or form to be the limitation to indicated terms under any condition; the time term stated in this Contract refer to Gregorian calendar.s

20.2	Any unaccomplished matter shall be signed in written form by both parties as supplemental agreement which shall be impartible part of this Contract: all attached Hostage List(s) and supplemental agreement(s) signed by both parties have the same legal force with this Contract.

20.3	This Contract is in___with the same legal effect, each party hold ___copies, and others are used in relevant procedures with the same legal effect.

When signing this Contract, both parties read and know all the articles in this Contract, have no objection, and accurately understand all legal implications of all articles related to legal relations, related rights, obligations and responsibilities between both parties.

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(No text in this page, signing page of Contract No.: 2019-MSJH-224-3 Pledge Contract)

The Pledgor (Party A): Wuhan Kingold Jewelry Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature or Seal):

The Pledgee (Party B): Minsheng Trust Co., Ltd.(Seal)

Legal Representative or Authorized Representative (Signature or Seal) :

Signed at Minsheng Financial Center, No. 28, Jianguo Mennei Road, Dongcheng District, Beijing

Signed Date: October 10, 2019

Annex: Hostage List

Hostage List

No.: 01

The Pledgor pledges the goods listed in following table to the Pledgee, and takes charge of authenticity, validity and legitimacy of the hostage. The hostage is delivered to the bank appointed by the Pledgee to be taken care of and deposited in the safe box rented by the Pledgee, acts as the pledge guarantee of debt under No. 2019-MSJH-224-2 Trust Loan Contract. This Hostage List is the inseparable annex of No. 2019-MSJH-224-3 Gold Pledge Contract with equal legal effect.

Name	Specification (gold content)	Manufacture	Weight	Quantity	Unit price
AU9999	No lower than99.95%	SGE	5361kg	5361pieces	266.84yuan/g

This Hostage List is in triplicate, both the Pledgor and the Pledgee hold one copy, and the insurance company holds on copy.

The Pledgor (Official Seal):	The Pledgee (Official Seal):

Date	Date